Exhibit 99.1

Press Release
Investor Relations Contact:
Carey Mann
carey.mann@bentley.com
Follow us on Twitter:
@BentleySystems

Bentley Systems Announces Executive Promotions of Nicholas Cumins and Werner Andre to become respectively COO and CFO, for 2022
David Hollister to Assume New Role as Chief Investment Officer
EXTON, Pa. – November 9, 2021 – Bentley Systems, Incorporated (Nasdaq: BSY), the infrastructure engineering software company, today announced executive promotions effective January 1, 2022. Nicholas Cumins, currently Chief Product Officer, will assume the newly created role of Chief Operating Officer, adding responsibilities for BSY’s sales and marketing, user success, and business operations. Werner Andre will be promoted to Chief Financial Officer, while remaining the designated Chief Accounting Officer. Current CFO David Hollister will assume the new role of Chief Investment Officer. All will report to CEO Greg Bentley.

Greg Bentley said “Since joining BSY in 2020 and adding large-public-company general management experience to our executive team, Nicholas Cumins has helped us continuously improve our processes in setting and executing on our business priorities. This is a natural expansion of his product responsibilities as Nicholas has been heading BSY’s Operating Council where our line executives have already embraced his collaborative leadership. I am confident that as COO Nicholas will further enhance the purposeful commercial alignment of our development initiatives with more intensive go-to-market activities.”

“It is gratifying that our leadership development process enables us to promote Werner now to step up as CFO and to add focus on external financial constituencies as we graduate seamlessly from our “emerging growth company” status. At the same time, the investment responsibilities that David Hollister will retain and expand are crucial to achieving the ‘generational’ growth opportunities we foresee around the infrastructure digital twin ecosystem.”

David Hollister, CFO, said “Werner’s calm and capable orchestration of our expanded financial reporting and compliance functions have been instrumental throughout all of our capital markets forays, and he is fully ready to assume BSY’s CFO responsibilities and to advance our Finance functions. With this planned succession— which includes my commitment to a seamless transition— I will be able to focus all of my own efforts on continuing to oversee our growing acquisitions and investments endeavors, including our iTwin Ventures Fund and the businesses, such as our captive digital integrator, The Cohesive Companies, that we nurture internally through our Acceleration initiatives.”

Greg Bentley added, “Finally, please join me in congratulating (continuing) BSY Director Ray Bentley, who during December will retire from his day role as Executive Vice President, after 37 years during which he spearheaded (as a virtuoso programmer) development of many of our products’ differentiating ‘3D engineering’ capabilities.”

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About Bentley Systems
Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, mining, and industrial facilities. Our offerings include MicroStation-based applications for modeling and simulation, ProjectWise for project delivery, AssetWise for asset and network performance, Seequent’s leading geosciences software portfolio, and the iTwin platform for infrastructure digital twins. Bentley Systems employs more than 4,000 colleagues and generates annual revenues of more than $800 million in 172 countries.

www.bentley.com